Exhibit 10.16
Park Sterling Corporation

May 11, 2012

Kim S. Price

Dear Kim:

The purpose of this consulting agreement (the “Agreement”) is to set forth our agreement and understanding regarding the terms of your retention as a consultant to Park Sterling Corporation (the “Corporation”) following the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of May 13, 2012 (the “Merger Agreement”) between the Corporation and Citizens South Banking Corporation (“Citizens South”).

The parties agree and acknowledge that this Agreement shall become effective as of the “Effective Time” (as defined in the Merger Agreement).  In the event that the “Effective Time” does not occur for any reason, this Agreement shall be deemed null and void and of no force and effect.

1.           Consulting Arrangement. The Corporation shall engage your services, and you shall provide services, as a consultant on the terms and conditions set forth in this Agreement. The term of this arrangement shall be for a period of five years commencing at the Effective Time, unless sooner terminated in accordance with this Agreement.  The period of time you are engaged to perform services under this Agreement is referred to as the “Consulting Period”.  You agree that your employment with Citizens South will end as of the Effective Time.

2.           Services. You agree to provide such consulting and advisory services to the Corporation and its affiliates during the Consulting Period as the Corporation shall reasonably request. Without limiting the generality of the foregoing, it is understood that you will, upon reasonable request, be available to support the Corporation’s and its affiliates’ merger activities, government relations, community relations, industry group associations, professional associations, business development efforts and other matters identified from time-to-time. Such services will be provided at times and location(s) or by teleconference as may be reasonably requested by the Corporation, and such services will not exceed twenty (20) hours per week. The Corporation agrees to cooperate with you in scheduling the time and place for any services to be performed under this Agreement in order to accommodate, to the extent practicable, your personal schedule and other commitments.  During the Consulting Period, you also agree: (a) not to engage in any activities related to the Corporation or its affiliates beyond those requested by the Corporation under this Agreement and those properly undertaken as a director of the Corporation or an affiliate while serving as one; and (b) to remain supportive of the Corporation and its affiliates’ business and the transaction under the Merger Agreement both publically and with employees and customers.

3.           Independent Contractor Status. You shall perform services under this Agreement as an independent contractor and not as an employee, agent or representative of the Corporation or any of its affiliates. Unless authorized in writing by the Corporation, you shall not have the power or authority to act on behalf of, or bind in any way, the Corporation or any of its affiliates.

4.           Fees.

 (a)           Consulting Fees. As compensation for your consulting services, you will receive a consulting fee of $250,000 per year during the Consulting Period.  Such fee shall be paid in equal monthly installments of $20,833.33 during the Consulting Period and pursuant to the Corporation’s customary practices for independent contractors.  These fees may be paid by the Corporation or one of its affiliates.

  (b)           Expense Reimbursement. Upon submission of the appropriate documentation and in accordance with the Corporation’s and its affiliates’ policies in effect from time to time, the Corporation will reimburse you for your reasonable business expenses incurred during the Consulting Period in connection with your performance of services at the request of the Corporation.

5.           Termination of Consulting Arrangement. The parties hereto expect this consulting arrangement to continue for a full 5 year term.  The Corporation may, however, choose to end the arrangement prior to the 5 year anniversary of the Effective Time, subject to the following provisions:

(a)           Termination By The Corporation. The Corporation may provide notice and terminate this engagement at any time during the Consulting Period with or without Cause (as defined below). If the consulting arrangement is terminated without Cause, the Corporation will be obligated to pay you the Consulting Fees through the 5 year anniversary of the Effective Time.  If the consulting arrangement is terminated for Cause, the Corporation’s obligation to pay any remaining Consulting Fees hereunder will cease immediately. For purposes of this Agreement, “Cause” shall exist based upon your action or omission constituting: (i) gross negligence or willful misconduct that is demonstrably injurious to the Corporation or one of its affiliates (excluding any driving related violations or offenses); (ii) fraud, misappropriation of funds or other assets or theft that, in each case, is either in connection with the performance of services or demonstrably injurious to the Corporation or one of its affiliates; (iii) willful breach of fiduciary duty or a willful dishonest act that, in each case, is demonstrably injurious to the Corporation or one of its affiliates; or (iv) material breach of your obligations contained in this Agreement or your Noncompetition Agreement with the Corporation.  “Cause” shall also exist if: (vi) you are indicted for, convicted of, or plea guilty or nolo contendere to a felony (excluding any driving related violations or offenses); or (vii) you are removed or prohibited from participating in the conduct of the Corporation’s or one of its affiliates’ affairs, or this Agreement is lawfully terminated, by a regulatory, administrative, court or similar order.  If the Corporation terminates the Consulting Period for Cause, then you agree to immediately resign from any directorship and any similar position you hold with the Corporation or any of its affiliates.  In addition, if the Executive is convicted or pleads guilty or nolo contendre to a driving related violation or offense that does not constitute Cause, which is demonstrably injurious to the Corporation or one its affiliates, the Executive agrees to immediately resign from any directorship and any similar position he holds with the Corporation or any of its affiliates.

(b)            Mutual Agreement. You and the Corporation may mutually agree in writing at any time to terminate the engagement, and the terms of that termination.

6.           Confidentiality. You shall hold for the benefit of the Corporation and its affiliates and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Corporation and its affiliates and their businesses (including without limitation information about their respective clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your engagement by the Corporation, provided, however, that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by you or one of your representatives (“Confidential Information”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Corporation and its affiliates, and that such information gives the Corporation and its affiliates a competitive advantage. Upon termination of your engagement hereunder, you shall surrender immediately to the Corporation, except as specifically provided otherwise herein, all Confidential Information and all other property of the Corporation and its affiliates in your possession and all property made available to you in connection with your engagement by the Corporation. Notwithstanding the foregoing provisions, if you are required to disclose any such Confidential Information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Corporation in writing of any such requirement, unless you are requested not to do so by any governmental official or are otherwise prohibited from doing so by law, so that the Corporation and/or its affiliate(s) may seek an appropriate protective order or other appropriate remedy. You shall reasonably cooperate with the Corporation (at the Corporation’s expense) to obtain such protective order or other remedy.

7.           Enforcement Provisions. You and the Corporation understand and agree to the following provisions regarding enforcement of this Agreement:

  (a)           Governing Law.  The Agreement is governed by and is to be construed under the laws of North Carolina, without regard to conflict of laws rules.  Any litigation concerning or related to this Agreement must be brought exclusively in Mecklenburg County, North Carolina.  The parties irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all such disputes and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law.

  (b)           Equitable Remedies.  A breach of Section 6 of this Agreement will cause the Corporation and/or its affiliates irreparable harm, and the Corporation and its affiliates will therefore be entitled to (in addition to any monetary damages available to them) issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach, and also to cease paying you any further Consulting Fees, whether or not accrued.

  (c)           No Waiver.  Failure of you or the Corporation or its affiliates to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(d)           Severability.  You and the Corporation further agree that the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

8.           Application of Policies.  During the Consulting Period, the general policies and practices of the Corporation and its affiliates (as such policies may exist from time to time) that are generally applicable to similarly situated consultants of the Corporation will apply to you with the same force and effect.

9.           Taxes.  As a consultant and independent contractor of the Corporation, you will be responsible for, and will duly and timely comply with, all applicable laws relating to, the collection, payment, reporting and remittance of any and all Federal, state or local taxes, charges or fees (“Taxes”) resulting from the receipt of amounts described in this Agreement.  Neither the Corporation nor any of its affiliates shall be liable for any Taxes resulting from the receipt of amounts described in this Agreement, or your failure to comply with applicable laws.

10.           Entire and Final Agreement. This Agreement, along with the written agreements referenced herein, shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein and contain the entire agreement of the parties relating to the payments and benefits that you are entitled to receive as a consultant.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the written agreements referenced herein.  Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in writing, signed by you and a duly authorized officer of the Corporation.

11.            Assignment.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Corporation without your prior written consent, to a person or entity other than an affiliate or parent entity of the Corporation or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Corporation with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

12.           Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

13.           Notices.  All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and address.

If to the Corporation:           Park Sterling Corporation
Attn: Chief Executive Officer
1043 E. Morehead Street, Suite 201
Charlotte, North Carolina 28204

If to you:  At the most recent address on file with the Corporation.

14.           Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

15.           Release of Claims.  You, on behalf of yourself and your agents, attorneys, heirs and assigns, hereby fully release and forever discharge, to the fullest extent permitted by applicable law, the Corporation, the Bank, Citizens South and their respective affiliated entities, as well as all of such entities’ respective present and former officers, directors, employees, agents, predecessors, successors and assigns, from any and all claims, actions, damages of all types, fines, interest, injunctive relief, attorneys’ fees, costs and demands of any kind whatsoever, whether known or unknown, and whether under tort, contract, statute or otherwise. Without limiting the generality of the foregoing, this full and general release includes any claims under or related to your employment with or separation from Citizen South, alleged discrimination or harassment, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and any other federal, state or local statute, law, regulation or constitutional provision.  For the avoidance of doubt, this release shall not impair your rights under this Agreement, the Settlement Agreement or the Noncompetition Agreement you are entering into with the Corporation in connection with the transaction under the Merger Agreement.  Notwithstanding anything herein to the contrary, this Release does not cover any claims that may arise after the Effective Time of the merger of Citizens South Banking Corporation with and into Park Sterling with Park Sterling as the surviving corporation, pursuant to the merger agreement between the parties dated May 13, 2012, as defined therein.

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If the foregoing is satisfactory, please so indicate by signing and returning one original copy of this consulting agreement to the Corporation, whereupon this will constitute our agreement on the subject.

Sincerely,

/s/ JAMES C. CHERRY
James C. Cherry,
Chief Executive Officer

Accepted and Agreed:

/s/ Kim S. Price

May 13, 2012
Date